Exhibit 99.4

Henan Education Commission

[2004] No. 321

Henan Education Commission Approvals

For the establishments of branches of Fourty Schools

including The Branch of Zhengzhou No. 11 Middle School

All Education Bureau Concerned:

Hereby we issue the Approvals for the establishments of branches of Fourty Schools Such As Zhengzhou No. 11 Middle School listed as follows:

1.
No. 1 The Branch of Zhengzhou No. 11 Middle School

No. 2 The Branch of Zhengzhou No. 4 Middle School

No. 29 The Branch of Suixian Hui High School

No. 40 The Branch of Linzhou No. 1 Middle School

2.	After the establishments of the above 40 schools, these schools can recruit students from the society independently.

3.	The tuition rates charged for the above schools are under guidelines set by local government.

Chop of Henan Education Commission
May 28, 2004